BALDWIN & LYONS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 7, 2002


TO THE SHAREHOLDERS OF
BALDWIN & LYONS, INC.:



     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Baldwin & Lyons, Inc. (the "Corporation") will be held Tuesday, May 7, 2002 at 10:00 a.m., Indianapolis Time, at 1099 North Meridian Street, Indianapolis, Indiana 46204 for the following purposes:


          1. To elect twelve (12) directors,

          2. To approve the Baldwin & Lyons, Inc. 2002 Stock Purchase Plan

          3. To ratify the appointment of Ernst & Young LLP as independent auditors for the Corporation, and

          4. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 19, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so your vote can be recorded. If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

     Shares of the Class B Common Stock are not entitled to vote and proxies are not being solicited in regard to the Class B shares.

Date: April 2, 2002.



                                   By Order of the Board of
                                   Directors


                                   James E. Kirschner
                                   Secretary





     YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE, DATE, SIGN AND
     PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE
     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON

                              BALDWIN & LYONS, INC.

                                 PROXY STATEMENT

                               GENERAL INFORMATION

USE OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation by Baldwin & Lyons, Inc. (the "Corporation") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 7, 2002, in accordance with the foregoing notice. The Proxy Statement and accompanying proxy card were mailed to shareholders on or about April 2, 2002.

     The mailing address of the Corporation's principal office is 1099 North Meridian Street, Indianapolis, Indiana 46204.

     Any proxy may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date. Shares represented by a proxy, properly executed and returned to the Corporation, and not revoked, will be voted at the Annual Meeting.

     Shares will be voted according to the directions of the shareholder as specified on the proxy. If no directions are given, the proxy will be voted FOR the election of the twelve directors named as nominees in this Proxy Statement, FOR the approval of the Baldwin & Lyons, Inc. 2002 Stock Purchase Plan and FOR the appointment of Ernst & Young LLP as independent auditors for the Corporation. Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy in accordance with their discretion.

RECORD DATE AND VOTING SECURITIES

     The close of business on March 19, 2002, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of March 19, 2002, the Corporation had 2,172,715 shares of Class A Common Stock outstanding and entitled to vote. Each share of Class A Common Stock is entitled to one vote. The vote can be exercised in person or by proxy. There are no other outstanding securities of the Corporation entitled to vote. There will be no cumulative voting for the election of directors. Shares of Class B Common Stock are not entitled to vote and proxies are not being solicited in regard to the Class B shares.


EXPENSES OF SOLICITATION

     All expenses of the solicitation of proxies will be paid by the Corporation. Officers, directors and other employees of the Corporation may solicit proxies by telephone or telegram or by special calls. The Corporation will also reimburse brokers and other persons holding stock in their names or in the names of their nominees for their expenses in forwarding proxies and proxy material to the beneficial owners of the Corporation's stock.

        1

BENEFICIAL OWNERS OF MORE THAN 5% OF THE CLASS A COMMON STOCK

     The following table contains information concerning persons who, to the knowledge of the Corporation, beneficially owned on March 19, 2002, more than 5% of the outstanding voting securities of the Corporation:

Number of Class A Shares
  Name and Address of                 And Nature of
  Beneficial Owner (1)             Beneficial Ownership       Percent of Class A Shares
------------------------         ------------------------     -------------------------
SHAPIRO FAMILY INTERESTS
 (in the aggregate) (2)                   999,600                        46.01%
 311 S. Wacker Drive
 Chicago, Illinois
   Nathan Shapiro                         622,200                        28.64%
   Lester Shapiro                         283,200                        13.03%
   Robert Shapiro                         406,500                        18.71%
   Norton Shapiro                         324,300                        14.93%

JOHN D. WEIL
   509 Olive Street                       307,650                        14.16%
   St. Louis, Missouri (3)



(1) Shares as to which the beneficial owner has, or may be deemed to have, sole voting and investment powers as to Class A shares, except as otherwise noted.

(2) Information with respect to the Shapiro family interests was obtained from Amendment No. 13 to Schedule 13D dated December 23, 1986, and Forms 4 and 5 as filed by such persons with the Securities and Exchange Commission and delivered to the Corporation, and additional information was provided by Nathan Shapiro. The amounts shown for the individuals are included in the amount shown for the Shapiro family interests in the aggregate. Nathan, Robert and Norton Shapiro are sons of Lester Shapiro. The shares reported in the above table for the Shapiro family interests include 142,800 Class A (6.10%) shares held by Gelbart Fur Dressers, 33,000 Class A (l.41%) shares held of record by Jay Ell Company and 142,500 Class A shares (6.08%) held of record by Diversified Enterprises, Illinois partnerships of which Nathan, Robert and Norton Shapiro are the general partners and as to which they share voting and investment powers. These shares are also included in the listing for individual beneficial ownership of each of the three.

(3) Information with respect to the interests of John D. Weil was obtained from Amendment No. 2 to Schedule 13D, dated September 15, 1987, Forms 4 and 5 filed with the Securities and Exchange Commission and delivered to the Corporation, and additional information provided by Mr. Weil. The shares reported include all shares held in the name of family members, family custodianships or family trusts of Mr. Weil. Mr. Weil has reported that he has sole voting and investment powers as to 156,450 Class A shares and shared voting and investment powers as to 151,200 Class A shares, subject to the limitation that Mr. Weil has declared that the Schedule 13D shall not be construed as an admission that he is, for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of the securities covered by the Schedule 13D.


        2

DIRECTORS AND NOMINEES

     Twelve (12) directors are to be elected to hold office until the 2003 Annual Meeting and until their respective successors are elected and qualified. The Corporation contemplates that all of the nominees will be able to serve. However, if any of the nominees are unable to serve, the persons named as proxies in the accompanying Proxy may vote for another nominee, or nominees according to their best judgment.

     All of the nominees are now directors of the Corporation. None of the directors are family-related, except Nathan, Robert and Norton Shapiro, who are brothers. Set forth in the following summaries is the age of each director and nominee, all offices held with the Corporation, his principal occupation, a brief account of his business experience during the past five years and his other directorships.

STUART D. BILTON (3)               Age 55                   Director Since 1987

Mr. Bilton is currently the President and Chief Executive Officer of Alleghany Asset Management, Inc. as well as the President and Chief Executive Officer of The Chicago Trust Company. Mr. Bilton is also the Chairman and Chief Executive Officer of The Alleghany Funds. Mr. Bilton is a director of UICI.

JOSEPH J. DEVITO                   Age 50                   Director Since 1997

Mr. DeVito is an Executive Vice President of the Corporation and Executive Vice President and a director of Sagamore Insurance Company ("Sagamore"), a wholly-owned subsidiary of the Corporation's wholly-owned subsidiary, Protective Insurance Company ("Protective"). Mr. DeVito has been employed by the Corporation since 1981.

OTTO N. FRENZEL III  (2)           Age 71                   Director Since 1979

Mr. Frenzel is the Chairman of the Executive Committee of National City Bank of Indiana and, prior thereto, was the Chairman of the Board of National City Bank of Indiana, a national bank and a subsidiary of National City Corporation. Mr. Frenzel serves on the Board of Directors of American United Life Insurance Company.

JAMES W. GOOD                      Age 58                   Director Since 1997

Mr. Good is an Executive Vice President of the Corporation and Executive Vice President and a director of Protective. Mr. Good has been employed by the Corporation since 1964.

GARY W. MILLER (3)                 Age 61                   Director Since 1977

Mr. Miller was elected Chairman and Chief Executive Officer of the Corporation in 1997 and has been President of the Corporation since 1983. He is also Chairman, President and Chief Executive Officer of the Corporation's wholly-owned subsidiaries, Protective and B & L Insurance, Ltd., and Protective's wholly-owned subsidiary, Sagamore. Mr. Miller has been employed by the Corporation since 1966.

JOHN M. O'MARA (2)(3)              Age 74                   Director Since 1981

Mr. O'Mara is a business consultant and private investor. From 1993 though 1996 he was a financial consultant with Citicorp Venture Capital Ltd. He is also a director of: The Midland Company and Plantronics, Inc.

        3

THOMAS H. PATRICK (1)(3)           Age 57                   Director Since 1983

Mr. Patrick has been Executive Vice President and Chief Financial Officer of Merrill Lynch & Co., Inc. since 2000, and prior thereto has held a number of executive positions with Merrill Lynch & Co., Inc. Mr. Patrick also serves as a director of Comdisco, Inc. and Deere and Company.

JOHN A. PIGOTT (1)(2)(4)           Age 70                   Director Since 1997

Mr. Pigott is currently retired. Prior to his retirement in 1996, he served in various capacities, including Director, Vice Chairman, President and Chief Executive Officer of Anixter, Inc.

NATHAN SHAPIRO (1)(2)(3)           Age 65                   Director Since 1979

Mr. Shapiro is the president of SF Investments, Inc., a broker/dealer in securities located in Chicago, Illinois. Since December, 1977, he has also served as President of SLD Corp., management consultants. Mr. Shapiro also serves as a director of D.V.I., Inc.

NORTON SHAPIRO (4)                 Age 69                   Director Since 1983

Mr. Shapiro is currently retired. Prior to his retirement he was Executive Vice President of National Superior Fur Dressing & Dyeing Co., Inc., a corporation engaged in the processing, cleaning and dressing of furs. He had been an officer of that company since 1957.

ROBERT SHAPIRO (1)                 Age 63                   Director Since 1997

Mr. Shapiro is the President and Chief Executive Officer of Emlin Cosmetics,
Inc.

JOHN D. WEIL (1)(3)(4)             Age 61                   Director Since 1997

Mr. Weil is President of Clayton Management Co. Mr. Weil also serves as a director of: Allied Healthcare Products, Inc.; PICO Holdings, Inc.; Oglebay Norton Co.; and Todd Shipyards Corp.


(1) Member of the Compensation and Employee Benefits Committee which makes recommendations to the Board of Directors concerning the compensation arrangements for the executive officers of the Corporation; establishes policies relating to salaries and job descriptions; evaluates performance of executive employees; and reviews and administers remuneration and incentive plans and employee benefit programs of the Corporation, other than those administered by the Option Committee. This Committee held two formal meetings during 2001, and also carried on its business through telephone conversations and informal contacts among its members.

(2) Member of the Audit Committee which reviews with the independent auditors the scope of the audit work performed, any questions arising in the course of such work, and inquiries as to other matters such as internal accounting controls, financial reporting and security and personnel staffing. The Audit Committee held three formal meetings during 2001.

(3) Member of the Investment Committee which considers and makes decisions concerning investments made by the Corporation and each of its wholly owned subsidiaries. Investment Committee meetings are conducted in conjunction with regular quarterly Board of Directors meetings and the Investment Committee also carries on its business through frequent telephone conversations and informal contacts among its members.

(4) Member of the Option Committee, which reviews, manages, and administers the Employee Discounted Stock Option and the Deferred Director Fee Option plans and, in the case of the Employee Plan, designates officers and key employees to receive options and the number and terms of the options. The Committee also interprets the terms of all three plans. The Option Committee held no formal meetings during 2001.


     During 2001, the Board of Directors held four regular meetings, and each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served. The Board of Directors has no standing nominating committee or committee performing a similar function.

DIRECTORS' FEES

     Members of the Board of Directors who are not employed by the Corporation receive directors' fees in the amount of $4,500 for each quarterly meeting attended in person. Directors attending by teleconference or unable to attend a meeting receive a fee of $3,000. Some of the directors have elected to participate in the Baldwin & Lyons, Inc. Deferred Director Fee Option Plan ("Deferred Fee Plan"), which was approved by shareholders at the 1989 annual meeting. Those directors have deferred receipt of portions of their director fees. Options received under the Deferred Fee Plan become exercisable one year from the date of the grant and are exercisable within ten years of the date of the grant. Exercise prices are either $1.00 or $0.33 per share. The difference in exercise price reflects the effect of the three for one share split effective November 17, 1993. A total of 6,738 discounted stock options were granted in lieu of cash compensation during 2001. From the beginning of the plan to the present, a total of 84,412 options have been granted in lieu of cash compensation under the Deferred Fee Plan. A total of 39,348 options have been exercised since the beginning of the Deferred Fee Plan, including 5,788 options exercised during 2001. Directors who are employed by the Corporation do not receive directors' fees. Members of committees of the Board of Directors receive no additional compensation for their service on committees. Travel and out-of-pocket expenses of members of the Board of Directors incurred in attending Board of Directors meetings and committee meetings are paid by the Corporation.

        5

COMMON STOCK BENEFICIALLY OWNED BY DIRECTORS AND MANAGEMENT

     The following table contains information concerning shares of Class A and Class B Common Stock of the Corporation beneficially owned on March 19, 2002 by all directors and nominees, the five most highly compensated executive officers (the "Named Executive Class B Shares Officers") and by all directors and officers as a group:

                                      Class A Shares           Class B Shares
                                  ----------------------   ----------------------
Name of Beneficial Owner           Number      Percent      Number      Percent
of Identity of Group (1)                         (7)        (2)(6)        (7)
------------------------         ---------    ---------   ---------    ---------
Stuart D. Bilton                        -0-         -0-      23,458         .25%
G. Patrick Corydon                   8,100         .37%     111,900        1.17%
Joseph J. DeVito                     3,750         .17%     182,750        1.90%
Otto N. Frenzel, III                 3,750         .17%      27,317         .29%
James W. Good                       13,800         .64%     160,000        1.67%
James E. Kirschner                  12,375         .57%      93,500         .98%
Gary W. Miller                      37,029        1.70%     295,916        3.07%
John M. O'Mara (3)                  68,250        3.14%     283,919        2.98%
Thomas H. Patrick (4)               71,100        3.27%     195,640        2.06%
John A. Pigott                       4,050        0.19%      22,476         .24%
Nathan Shapiro (5)                 622,200       28.64%   1,792,354       18.84%
Norton Shapiro (5)                 324,300       14.93%   1,165,500       12.25%
Robert Shapiro (5)                 406,500       18.71%   1,180,083       12.40%
John D. Weil                       307,650       14.16%   1,469,800       15.45%

Directors and officers as a      1,246,254       57.36%   4,703,237       47.32%
group (14 persons
including the above
named)


(1) Unless otherwise indicated, shares disclosed are those as to which the beneficial owner has sole voting and investment powers or sole investment power with respect to Class B shares; and includes the beneficial interest of spouses and minor children who share the same residence as the named individual.

(2) A total of 10,054,378 Class B shares were issued and outstanding as of March 19, 2002.

(3) Includes 11,100 Class A shares and 43,400 Class B shares owned by Mr. O'Mara's wife; and 45,900 Class A shares and 183,600 Class B shares held in trust for his children, with Mr. O'Mara serving as trustee. Mr. O'Mara disclaims any beneficial interest in the foregoing shares.

(4) Includes 29,100 Class A shares and 15,400 Class B shares owned by Mr. Patrick's wife. Mr. Patrick disclaims any beneficial interest in her shares.

(5) See "Beneficial Owners of More than 5% of the Common Stock" for Class A shares. The shares reported in the above table for Nathan, Norton and Robert Shapiro include 1,150,800 Class B shares owned by three partnerships: Gelbart Fur Dressers; Jay Ell Company and Diversified Enterprises. Nathan, Robert and Norton Shapiro are general partners of those partnerships and they share investment power.

(6) Includes the number of Class B shares which each of the following persons have a right to acquire within 60 days by exercise of stock options: Mr. Bilton 7,090; Mr. Corydon 58,525; Mr. DeVito 82,000; Mr. Frenzel 7,094; Mr. Good 82,700; Mr. Kirschner 56,000; Mr. Miller 112,000; Mr. O'Mara 6,796;

        6

Mr. Patrick 6,552; Mr. Piggott 2,976; Mr. Nathan Shapiro 224; Mr. Robert Shapiro 1,732; Mr. Weil 3,400; and all officers and directors as a group 427,089.

(7) For purposes of determining the percentage of the class owned by each named individual, shares subject to options in favor of that individual are deemed outstanding but are not deemed outstanding for computing the percentage of the class held by any other person. All shares subject to options in favor of officers and directors as a group are deemed outstanding for purposes of computing the percentage of the class owned by the officers and directors as a group.


EXECUTIVE COMPENSATION AND OTHER INFORMATION

JOINT REPORT OF THE COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE AND THE OPTION COMMITTEE

     The executive compensation program is administered by the Compensation and Employee Benefit Committee of the Board of Directors (the "Committee") in conjunction with the Option Committee (the "Option Committee"). At the present time, two members of the Option Committee are also members of the Committee.
The Committee oversees the administration of the Corporation's employee benefits plans, other than those administered by the Option Committee, and establishes policies relating to compensation of employees. The Committee reviews all aspects of executive compensation and evaluates performance of the Corporation's executive officers. The Option Committee reviews, manages, and administers all of the stock option plans of the Corporation and, in the case of the Employee Plan, designates officers and key employees to receive options, and the number and terms of the options. The Committee and the Option Committee functions are coordinated to determine and review the total compensation package for each of the named executive officers of the Corporation. All decisions by the Committee relating to the compensation of the Corporation's executive officers are reviewed by the full Board before they are implemented.

     The goal of the Corporation's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while, at the same time, motivating and retaining key employees. To achieve this goal, the Corporation's executive compensation policies integrate annual base compensation with bonuses based upon corporate performance. The Corporation also utilizes equity-based incentive and deferred compensation to ensure that executives, and management in general, have a continuing stake, as shareholders, in the long-term success of the Corporation.

     The Committee first seeks to set the CEO's compensation in light of the standards mentioned above and the performance of the Corporation in relation to expectations of the Board. The compensation of other executives is set in reference to the compensation of the CEO. Because of the unique nature of the markets which the Corporation serves, the Committee does not believe that there are individual companies or industry measures to which it can reliably compare the performance of the Corporation over a limited period of time. Thus, while the Committee considers the Corporation's financial results in light of industry standards, prevailing market conditions for the Corporation's products and expectations regarding future performance, corporate performance is evaluated primarily against flexible, internally created goals and expectations which must be adjusted frequently in order to react to the numerous external factors which affect the Corporation. The Committee does not set specific numerical targets or goals, but rather evaluates the performance of the management team annually in relation to opportunities presented to them and challenges addressed by them. This process is largely subjective and is not intended to, and cannot be expected to, result in changes in executive compensation which are in direct proportion to increases or decreases in the Corporation's net income, return on equity or any other single quantitative measure or a predetermined combination of quantitative measures during the year.

     In reviewing the compensation to be paid to the Corporation's executive officers during any given year, the Committee views the results of operations over a several year period. This approach recognizes the cyclical nature of the Corporation's business, the fact that, as a specialty insurance underwriter operating within very narrow markets, the Corporation must, from time-to-time, sacrifice short-term profits for long-term financial growth. In addition, this approach recognizes the stability of the executive

        7
management team which has essentially been in place since 1980. Portions of executive officers annual compensation have, in the past, been paid in the form of stock options and equity appreciation rights. The use of stock options and equity appreciation rights results in total compensation which is highly leveraged against, and directly linked to, the Corporation's performance and increases in shareholder value. The linkage results from the relationship of the stock options to the market price of the Corporation's Class B common shares and the relationship of the equity appreciation rights to the book value of the Corporation's shares.

     In its deliberations regarding calendar year 2001, the Committee considered its long-term approach regarding the goals and performance of the Corporation and the performance and present compensation of each executive officer of the Corporation. In February, 2001, the Committee determined to increase salaries of executive officers by an average of 7.6% when compared to the prior year amounts. Following the conclusion of calendar year 2001, the Committee also determined to increase annual bonuses by an average of 3.6% when compared to the prior year amounts. No equity appreciation rights or stock options were granted to any of the executive officers during 2001. The Committee and the Option Committee believe that the increases approved are consistent with a long-term view of both the performance of the Corporation and of its executive officers.

     The Committee has considered the possible impact of Section 162(m) of the Internal Revenue Code, and the regulations thereunder, on the deductibility of the executive compensation by the Corporation. At the present time, the Committee believes that the likelihood that Section 162(m) will have a significant impact on the Corporation is negligible. Nonetheless, the Committee plans to continue to monitor the regulations and any possible impact they may have on the Corporation, and to take appropriate steps when, and if, any measures are necessary.

COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE
     Nathan Shapiro, Chairman, Thomas H. Patrick, John A. Pigott, Robert Shapiro, and John D. Weil.

OPTION COMMITTEE
     Norton Shapiro, Chairman, John A. Pigott, and John D. Weil.


REPORT OF THE AUDIT COMMITTEE

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board (the "Audit Committee") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation. During 2001, the Audit committee met three times, and the Committee chair, as representative of the Committee, discussed and reviewed the interim financial information contained in the Corporation's quarterly statements with the CFO and the independent auditors.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees," discussed with the auditors any relations that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management, the internal auditor and the independent auditors the quality and adequacy of the Corporation's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Audit Committee also reviewed both with the independent auditors and the internal auditor their audit plans, audit scope and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without

        8
management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

     The Audit Committee reviewed the audited financial statement of the Corporation as of and for the year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Corporation's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussion with management and the independent auditors, the Audit committee recommended to the Board that the Corporation's audited financial statements be included in the Annual Report on Form 10K for the year ended December 31, 2001, for filing with the Security and Exchange Commission. The Audit Committee also recommended the reappointment, subject to the shareholder approval, of the independent auditors and the Board concurred in the recommendation.

     One of the four members of the Audit Committee, Nathan Shapiro, is not an independent director, as that term is defined by applicable rules. However, the Board of Directors determined that in light of Mr. Shapiro's substantial financial and accounting expertise, knowledge of the Corporation, and his family's long-standing and substantial share ownership of the Corporation's stock, exceptional circumstances exist which make it in the best interests of the Corporation and its shareholders that Mr. Shapiro serve as a member of the Audit Committee.

AUDIT COMMITTEE
     Otto N. Frenzel, III, Chairman; John M. O'Mara; John Pigott; Nathan
Shapiro.


AUDIT FEES

     For the year ended December 31, 2001, total audit fees billed by the Corporation's principal accounting firm, Ernst & Young LLP, were $155,200. Audit related fees for 2001, consisting of individual statutory audits and loss reserve certifications for each of the Corporation's insurance subsidiaries, totaled $43,200. Non-audit services were less than $3,000.

PROPOSAL  TO APPROVE THE BALDWIN & LYONS, INC. 2002 STOCK PURCHASE PLAN

PROPOSED PLAN

     The Board of Directors has established the Baldwin & Lyons, Inc. 2002 Stock Purchase Plan (the "Plan") as a means of encouraging certain officers and key employees of the Corporation to acquire additional shares of the Corporation's Class B Common Stock and therefore more closely align the interests of the Plan Participants and the shareholders of the Corporation. The Board of Directors believes that by adopting the Plan and facilitating the purchase of Class B Common Shares by officers and key employees at prices approximating the current market value of those shares, it will encourage those officers and key employees to manage the Corporation as "owners" and therefore be more closely aligned with the interests of shareholders.

        9

SUMMARY OF  THE BALDWIN & LYONS, INC. 2002 STOCK PURCHASE PLAN

     The following description is a summary of the Baldwin & Lyons, Inc. 2002 Stock Purchase Plan (the "Plan"). For additional information please refer to the copy of the entire Plan, which is attached to this Proxy Statement as Exhibit A.

     The Plan will be administered and interpreted by the Board of Directors or the Compensation Committee of the Board of Directors. There are a maximum of 1,000,000 Class B Common shares subject to the Plan. The Plan may be amended or terminated at any time by the Board of Directors, provided that material amendments must be approved by shareholders of the Corporation.

     From time to time, and at their sole discretion, the administrators may make available to certain officers and key employees the opportunity to purchase Class B Common Shares. To be eligible to participate in the Plan, the individual must be an officer or key employee and be a full time employee of the Corporation. To become a "Plan Participant" the employee must indicate the number of shares he/she wishes to purchase, with a 250 share minimum on each occasion the Plan Participant wishes to acquire shares. If more shares are requested by Plan Participants than are available for purchase, the Corporation is under no obligation to fulfill those requests, but will use its best efforts to distribute the available shares on a pro-rata basis. The purchases will be at prices approximating, although in many cases not identical to, the market price for the shares. Additionally, on occasion the Corporation learns of large blocks of Class B Common Shares which a shareholder wishes to sell. If the Plan Administrator so determines, any such shares may be offered to Plan Participants at the price at which the shareholder(s) are willing to sell the block.

     To facilitate the purchases, the Corporation, in its sole discretion, may loan the Plan Participant the funds to make the purchase. The loan will be full recourse, will be evidenced by a note and will be secured by the pledge of all the shares purchased. The note will bear interest at the prime rate on the day of the offer of the shares, will require payment of interest only at the end of each anniversary of the loan and will have a term of ten years. If the shares are sold, the note is due immediately, and if they are sold within one year of the date of purchase, the note requires a prepayment penalty equal to one year's interest, in addition to all accrued interest to the date of prepayment. If the Plan Participant ceases to be a full time employee of the Corporation, the notes are due: (i) in one year if the termination of employment resulted from death, disability or retirement or (ii) in 30 days if the termination of employment was a result of any other reason.

     Plan Participants will become shareholders of the Corporation and will be entitled to all rights as such, including the right to receive dividends.

     The Class B Common Shares subject to the Plan may be shares which are acquired when the Corporation is informed of a large block of shares which becomes available, authorized but unissued shares or shares acquired in the open market.

     Since the Class B Common Shares will be purchased at prices closely approximating the fair market value, the Corporation believes there will be no tax consequences to either the Corporation or the Plan Participants as a result of purchases under the Plan. In the event shares are sold to Plan Participants at prices below the fair market value, it would result in a compensation deduction for the Corporation equal to the difference between the fair market value of the stock and the price which the Plan Participant paid for the stock. The Plan Participant would recognize income in an identical amount. The Corporation will recognize interest income on the notes.

     The Board of Directors believes that the Plan compliments the ongoing share repurchase plan which was adopted several years ago and is in the best interest of the Corporation and its shareholders.

     The Board of Directors recommends a vote "FOR" approval of the Baldwin & Lyons, Inc. 2002 Stock Purchase Plan.

        10

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table discloses, for the years ended December 31, 2001, 2000 and 1999, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to each person who served as the Chief Executive Officer of the Corporation during the year and to each of the five most highly compensated executive officers of the Corporation ("Named Executive Officers") in all capacities in which they served.

SUMMARY COMPENSATION TABLE

                                                                          Long Term Compensation
                                                                   ------------------------------------
                                        Annual Compensation                Awards            Payouts
                                   -----------------------------  ------------------------ -----------
        (a)                 (b)       (c)       (d)       (e)         (f)          (g)         (h)          (i)
      Name and              Year     Salary    Bonus     Annual    Restricted   Securities     LTIP      All Other
 Principal Position                   ($)       ($)      Comp/       Stock      Underlying   Payouts      Compen-
                                                         Other       Awards      Options/      ($)       sation ($)
($)     ($)               SARs (#)              (1)
---------------------    --------- --------- --------- ---------   ----------   ----------  ---------- -------------
Gary W. Miller              2001     456,667  400,000         0           0          -             0        13,600
   President                2000     427,083  400,000         0           0          -             0        13,600
   CEO                      1999     369,236  375,000         0           0      100,000           0        12,800


James W. Good               2001     349,056  350,000         0           0          -             0        13,600
   Executive Vice           2000     319,667  350,000         0           0          -             0        13,600
   President                1999     284,722  280,000         0           0       75,000           0        12,800


Joseph J. DeVito            2001     334,653  350,000         0           0          -             0        13,600
   Executive Vice           2000     306,444  300,000         0           0          -             0        13,600
   President                1999     272,917  280,000         0           0       75,000           0        12,800


James E. Kirschner          2001     224,444  150,000         0           0          -             0        13,600
   Vice President           2000     212,694  150,000         0           0          -             0        13,600
   Secretary                1999     212,167  100,000         0           0       50,000           0        12,800


G. Patrick Corydon          2001     243,222  205,000         0           0          -             0        13,600
   Senior Vice Pres.        2000     228,275  205,000         0           0          -             0        13,600
   CFO                      1999     214,500  200,000         0           0       50,000           0        12,800




(1) Corporation contribution to Salary Saving and Profit Sharing Plan (401K)
Plan


        11

CORPORATION PERFORMANCE

     The following graph shows a five year comparison of cumulative total return for the Corporation's Class B common shares, the NASDAQ Insurance Stock Index and the Russell 2000 Index.

                            CUMULATIVE TOTAL RETURN

                 BALDWIN & LYONS, INC. (CLASS B COMMON SHARES)

           EDGAR PRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC


                      Baldwin & Lyons     Nasdaq Insurance
                           Class B             Stocks           Russell 2000
                      ---------------    -----------------     -------------
December 31, 1996         100.000             100.000             100.000
December 31, 1997         133.469             146.689             120.521
December 31, 1998         139.048             130.696             116.368
December 31, 1999         126.939             101.382             139.199
December 31, 2000         135.238             127.312             133.347
December 31, 2001         150.204             136.036             134.718


        12

STOCK OPTIONS-- EXERCISES AND HOLDINGS

     The following table contains information about the exercise of stock options during 2001, by the Named Executive Officers. It also contains information about their unexercised stock options held as of the end of 2001. The Corporation has not granted any stock appreciation rights and none are outstanding.

     Options shown in the table below represent discounted stock options and fair market value options granted under the Baldwin & Lyons Employee Discounted Stock Option Plan. Each option represents the right for the employee to acquire one Class B common share upon payment in cash of the option exercise price.


                       AGGREGATED OPTION/SAR EXERCISES IN THE LAST
                           YEAR AND YEAR END OPTION/SAR VALUES


          (a)                    (b)            (c)            (d)            (e)
          Name                  Shares         Value        Number of       Value of
                             Acquired on      Realized     Unexercised    Unexercised
                               Exercise         ($)       Options/SARs   In-the-Money
                                 (#)                       At Year End    Options/SARs
                                                              (#)(E)      At Year End
                                                                            ($)(V)
----------------------       ------------   ------------  -------------   ------------
Gary W. Miller                        0               0       112,000        295,200

James W. Good                         0               0        82,700        189,420

Joseph J. DeVito                      0               0        82,000        177,200

James E. Kirschner                    0               0        56,000        147,600

G. Patrick Corydon                    0               0        58,525        209,715



(E)  All of the options are exercisable at December 31, 2001.
(V)  Market value of underlying securities at year end, minus exercise price.


        13

EQUITY APPRECIATION RIGHTS-- EXERCISES AND HOLDINGS

     The following table contains information about Equity Appreciation Rights ("Rights") exercised by the Named Executive Officers during 2001. It also contains information about unexercised Rights held by the Named Executive Officers as of the end of 2001.

     Rights shown in the table below represent Rights issued by the Corporation to each of the Named Executive Officers. Each Right entitles the employee to payment for the appreciation in the book value of one share of the Corporation's common stock from the end of the quarter immediately prior to the date of grant through the end of the quarter immediately prior to the date of exercise. The Rights vest and become exercisable at the rate of one-third per year at the end of the one-year, two-year and three-year periods from the date of grant. Any unexercised Rights terminate ten years from the date of grant.

     Rights may not be exercised to acquire shares of the Corporation. The value of Rights does not necessarily coincide with the market value of the Corporation's shares but, rather, is linked to the book value of the Corporation's shares, which is considered to more closely reflect the actual performance of the Corporation. Rights are generally not subject to certain market factors which may effect, either positively or negatively, the market value for the Corporation's Class A or Class B shares.

                                                                              (e)
                                                               (d)          Value of
                                 (b)                        Number of     Unexercised
                              Number of         (c)        Unexercised    In-the-Money
                                Rights         Value      Rights At Year Rights At Year
          (a)                 Exercised       Realized         End            End
          Name                   (#)            ($)            (#)           ($)(V)
--------------------         ------------   -----------   -------------- --------------
Gary W. Miller                    40,500       543,825   135,000 (E)         753,250
                                                          25,000 (N)          76,750
James W. Good                     12,000       172,200    64,250 (E)         524,828
                                                          18,750 (N)          57,563
Joseph J. DeVito                  12,000       172,200    94,250 (E)         524,828
                                                          18,750 (N)          57,563
James E. Kirschner                12,000       172,200    75,500 (E)         467,265
                                                          12,500 (N)          38,375
G. Patrick Corydon                12,000       172,200    75,500 (E)         467,265
                                                          12,500 (N)          38,375


  (E)     Exercisable at December 31, 2001.
  (N)     Not exercisable at December 31, 2001.
  (V)     Book value at year end, minus book value at date of grant.


        14

TRANSACTION WITH MANAGEMENT AND OTHERS

     The Corporation and its subsidiaries, Protective and Sagamore, maintain depository relationships with National City Bank, Indiana ("National City"). Otto N. Frenzel III, is Chairman of the Executive Committee of that bank. National City also provides various custodial and safekeeping services to the Corporation, Protective and Sagamore and serves as transfer agent for the Corporation's common shares. The Corporation and its subsidiaries also had investments in various money-market accounts which were managed by unrelated third parties but were purchased through an affiliate of National City. In addition, during 2001, the Corporation, Protective and Sagamore effected purchases, but no sales, of securities aggregating approximately $10,303,000 through the same affiliate of National City.

     During 2001, the Corporation, Protective and Sagamore made purchases and sales of securities aggregating, respectively, approximately $25,921,000 and $38,153,000 with SF Investments, Inc., a broker-dealer firm. Nathan Shapiro, a director of the Corporation, is President of that firm. The Corporation also paid approximately $137,000 during 2001 to SF Investments, Inc. and its affiliates for advice and counseling on the Corporation's investment portfolio.

     Protective has entered into an agreement with an associate of SF Investments, Inc. for management of a portion of Protective's equity securities portfolio. During 2001, that associate earned performance-based compensation and management services fees totaling approximately $615,000.

     During 2001, the Corporation, Protective and Sagamore made purchases and sales of securities aggregating, respectively, approximately $554,000 and $1,675,000 with Merrill Lynch Co., Inc. ("Merrill Lynch"). In addition, the Corporation had an investment of approximately $92,000 in various money-market accounts managed by Merrill Lynch at December 31, 2001. Thomas H. Patrick, a director of the Corporation, is an Executive Vice President of Merrill Lynch.

     The Corporation, Protective, and Sagamore have agreements with Chicago Capital Management, Inc. ("CCM") for the management of substantial portions of the Companies' investment portfolios. CCM is paid a management fee based on the average cost of investments managed. During 2001, a total of approximately $358,000 was paid by the Corporation and its subsidiaries to CCM for its management services. Stuart D. Bilton, a director of the Corporation, is President and Chief Executive Officer of The Chicago Trust Company, an affiliate of CCM.

     During 2001, the Board of Directors adopted a plan to encourage officers and certain management personnel of the Corporation to acquire additional Class B Common Shares. The Board of Directors authorized the Corporation to loan the funds necessary to enable participating management personnel to make those purchases. Each loan is evidenced by a ten year promissory note, interest only payable annually in arrears and is secured by a pledge of all of the shares purchased. The loans were offered to officers and certain other management personnel and eleven currently have outstanding loans. As of December 31, 2001, a total of $2,257,003 was owed to the Corporation by loan plan participants. Included within that amount are sums due from the Named Executive Officers as follows: Mr. Miller, $568,197; Mr. DeVito, $555,842; Mr. Good, $362,959 and Mr. Corydon, $349,377.

INDEPENDENT AUDITORS

     Subject to ratification by the shareholders, the Board of Directors has appointed Ernst & Young LLP as independent auditors to audit the financial statements of the Corporation for 2002. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting. They will be provided an opportunity to make a statement should they desire to do so and to respond to appropriate inquiries from the shareholders. Ernst & Young LLP has acted as the Corporation's independent auditors since 1970.

        15

     The Board of Directors recommends a vote "FOR" ratification of the selection of Ernst & Young LLP as independent auditors.

VOTE REQUIRED FOR APPROVAL

     Shareholders owning a majority of the Class A shares outstanding must be present or represented by proxy in order to constitute a quorum for the transaction of business. Thus, a total of 1,086,358 Class A shares will be required at the meeting for there to be a quorum. In order to elect the directors for the ensuing year, approve the adoption of the Baldwin & Lyons, Inc. 2002 Stock Purchase Plan and to confirm the appointment of Ernst & Young LLP as the Corporation's independent auditors, a majority of the votes present at the meeting, either in person or by proxy, a quorum being present, will be required.

SUBMISSION OF SHAREHOLDER PROPOSALS

     Shareholder proposals to be presented at the 2003 Annual Meeting of Shareholders must be received by the Corporation at its principal office on or before November 30, 2002 to be considered for inclusion in the Corporation's proxy materials for that meeting.

OTHER MATTERS

     The Corporation knows of no other matters to be presented for action at the meeting. If any other matters should properly come before the meeting, or any adjournment of the meeting, those matters will be acted on by the persons named as proxies in the accompanying Proxy. The proxies will use their best judgment to vote the shares in the best interests of the Corporation.

     The Annual Report to Shareholders contains financial statements for the year ended December 31, 2001 and other information about the operations of the Corporation. The Annual Report is enclosed with this proxy statement but is not regarded as proxy soliciting material. In addition, the Report of the Compensation and Employee Benefits Committee and the Comparative Cumulative Total Return graph included in is proxy statement is not regarded as proxy soliciting material.

     Each shareholder is urged to mark, date, sign and return the enclosed proxy card in the envelope provided for that purpose. Prompt response is helpful, and your cooperation will be appreciated.

April 2, 2002

                                   By Order of the Board of
                                   Directors




                                   James E. Kirschner
                                   Secretary

        16

                                   APPENDIX A

                EXHIBIT A (AS REFERENCED IN THE PROXY STATEMENT)

                              BALDWIN & LYONS, INC.

                            2002 STOCK PURCHASE PLAN

The purpose of this 2002 Stock Purchase Plan (the "Plan") of Baldwin & Lyons, Inc. (the "Company") is to provide eligible employees of the Company and certain of its subsidiaries with the opportunity to purchase Class B Common shares of the Company (the "Class B Common Shares"). One Million (1,000,000) Class B Common Shares in the aggregate have been approved for this purpose.

1. ADMINISTRATION. The Plan will be administered by the Company's Board of Directors (the "Board") or by the Compensation Committee appointed by the Board (the "Committee"). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

2. ELIGIBILITY. All officers and certain key employees of the Company, including members of the Board of Directors who are employees, designated by the Board or the Committee from time to time are eligible to participate in and to purchase Class B Common Shares under the Plan. No person can be eligible unless that person is a full time employee of the Company.

3. OFFERINGS.   From time to time the Company may provide to Plan Participants the opportunity to acquire Class B Common Shares, as provided in Section 18 of this Plan. These offerings will occur on a periodic basis and will be on terms and at prices related to, but not necessary identical to, the market price of the shares at the date of the offering. However, in the event the Company becomes aware of large blocks of the Class B Common Shares which are available for repurchase, those shares may be offered to Plan Participants at the price for which the selling shareholders are willing to sell the Class B Common Shares.

4. PARTICIPATION. An employee who is eligible to participate will be notified from time to time of the availability of shares and will be given an opportunity to indicate the number of Class B Common Shares they would like to purchase, the minimum purchase being two hundred fifty (250) Class B Common Shares. While the Company will attempt to permit the purchase of the requested number of shares,
it is under no obligation to do so.   In addition, if more shares are requested
by Plan Participants than are available, the shares will be allocated on a pro-rata basis among the Plan Participants requesting to acquire available shares. Plan Participants with unfulfilled requests may be given priority if additional shares are offered at a later time.

5. ACQUISITION LOANS. In connection with the purchase of Class B Common Shares under this Plan, the Corporation may, in its sole discretion, lend Plan Participants funds (the "Loan") in order to consummate the purchases. The Loans will: (i) be evidenced by a promissory note; (ii) bear interest at the "prime rate" as published in the Wall Street Journal on the day the Class B Common Shares are offered; (iii) be the unconditional full-recourse

        17
obligation of the Plan Participant; (iv) be secured by the Class B Common Shares purchased; and (v) be for a ten year term, interest only, payable on an annual basis in arrears, with all principal due and owing on the tenth anniversary of the Loan. Each Loan will also be due and owing upon the sale of Class B Common Shares purchased pursuant to the Plan. In the event of sale of Class B Common Shares purchased under the Plan within one year of the date of purchase, a pre-payment penalty equal the one year's interest on the total amount of the Loan being prepaid will be assessed, in addition to any accrued interest. Following the one year anniversary of the Loan, no prepayment penalty will be applicable.

In the event the Plan Participant does not wish to obtain the Loan, the Plan Participant shall provide sufficient funds to fund the purchase of the Class B Common Shares.

6. TERMINATION OF EMPLOYMENT. In the event the Plan Participant ceases to be an employee of the Company as a result of death, disability or retirement, the Loan must be repaid within one year of the date of termination of employment. If the Plan Participant ceases to be an employee of the Company for any other reason, the Loan must be repaid within thirty days of the date of termination of employment.

7. REGISTRATION OF SHARES. The purchased shares will be registered in the name of the Plan Participant and will be certificated. Each certificate may bear a legend referring to this Plan and the fact that the shares are pledged as collateral for the Loan. The certificates will be held as collateral for the Loan pursuant to a stock pledge agreement. Each Plan Participant will be required to deliver a stock power for each certificate, endorsed in blank with respect to the Class B Commons Shares purchased under the Plan. A Plan Participant will be able to obtain a release of the shares at the time the Loan is repaid.

8. SHAREHOLDER RIGHTS. Each Plan Participant will have all of the rights of a shareholder with respect to the purchased shares, including the right to receive dividends.

9. SALE OF PURCHASE SHARES. Each Plan Participant is permitted to sell all or any portion of the Class B Common Shares purchased pursuant to the Plan, provided that any such sale does not violate the provisions of any applicable Loan or applicable federal or state securities laws.

10. RIGHTS NOT TRANSFERABLE. Rights under this Plan are not transferable by a participating employee, other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

11. APPLICATION OF FUNDS. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

12. ADJUSTMENT IN CASE OF CHANGES AFFECTING COMMON STOCK. In the event of a subdivision of outstanding shares of Class B Common Shares or the payment of a dividend in Class B Common Shares, the number of shares approved for this Plan, and the share limitation set forth in the preamble to this Plan, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Board or the Committee. In the event of any other change affecting the Class B Common Shares, such adjustment shall be made as may be deemed equitable by the Board or the Committee to give proper effect to such event.

        18

13. AMENDMENT OF THE PLAN. The Board may at any time, and from time to time, amend this Plan in any respect, except that any material amendments must be approved by the shareholders of the Company.

14. INSUFFICIENT SHARES. In the event that the total number of Class B Common Shares specified in elections to be purchased under the Plan plus the number of shares purchased or requested under previous requests under this Plan exceeds the maximum number of shares which are subject to this Plan, the Board or the Committee will allot the shares then available on a pro-rata basis.

15. TERMINATION OF THE PLAN. This Plan may be terminated at any time by the Board. Upon termination of this Plan, all outstanding Loans shall remain in place for their respective terms, but no further requests to purchase Class B Common Shares will be accepted and all unfilled requests shall be terminated and of no further force and effect.

16. GOVERNMENTAL REGULATIONS. The Corporation's obligation to sell or arrange for the purchase and sale and delivery of Class B Common Shares under this Plan is subject to the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock and compliance with applicable provisions of federal and state law.

17. GOVERNING LAW. The Plan shall be governed by Indiana law, except to the extent that such law is preempted by federal law.

18. ISSUANCE OF SHARES. Shares may be issued pursuant to this Plan from authorized but unissued Class B Common Shares, from shares held in the treasury of the Company, from the facilitation of purchases of then outstanding Class B Common Shares (either on the open market or in privately negotiated transactions) or from any other proper source.

19. NOTIFICATION UPON SALE OF SHARES. Each employee agrees, by electing to participate in the Plan, to promptly give the Corporation notice of any disposition of shares purchased under the Plan where such disposition occurs within two years from the date of purchase.

20. EFFECTIVE DATE.  The Plan shall take effect on           , 2002 subject to
                                                   ----------
approval by the shareholders of the Company.

Adopted by the Board of Directors of the Company on          ,2002.
                                                   ----------

Adopted by the Shareholders of the Company on           , 2002.
                                              ----------
        19


                                                                      APPENDIX B
PROXY
                              BALDWIN & LYONS, INC.
                1099 North Meridian Street, Indianapolis, Indiana

                  Annual Meeting of Shareholders -- May 7, 2002
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Gary W. Miller, James Kirschner and G. Patrick Corydon or any of them, with powers of substitution, as proxies to represent and vote all shares of stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Baldwin & Lyons, Inc. to be held on May 7, 2002, and at any adjournment thereof, with all of the powers the undersigned would possess if personally present, as follows:



1.   ELECTION OF DIRECTORS                     WITHHOLD AUTHORITY
     FOR all nominees listed below             to vote for all nominees
     (except as marked to the        [  ]      listed below              [  ]
     contrary below)



     Stuart D. Bilton, Joseph J. DeVito, Otto N. Frenzel III, James W. Good,
       Gary W. Miller, John M. O'Mara, Thomas H. Patrick, John A. Pigott,
          Nathan Shapiro, Norton Shapiro, Robert Shapiro, John D. Weil



    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee(s) name in the space provided below.)



      ---------------------------------------------------------------------
           (Continued, and to be signed and dated, on the other side.)
   2. APPROVAL OF THE BALDWIN & LYONS, INC. 2002 STOCK PURCHASE PLAN



           [  ] FOR             [  ] AGAINST             [  ] ABSTAIN


   3. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP as independent auditors



            [  ] FOR            [  ] AGAINST             [  ] ABSTAIN

   4. In their discretion, on such other matters as may properly come before the meeting.

     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES NAMED IN PROPOSAL 1, FOR APPROVAL OF THE 2002 STOCK PURCHASE PLAN NAMED IN PROPOSAL 2 AND FOR THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITORS NAMED IN PROPOSAL 3.

Dated:                      , 2002          Please sign exactly as your
      ----------------------                name appears hereon.
             Address correction requested.


                                            --------------------------
                                            (Signature of Shareholder)



                                            --------------------------
                                            (Signature of Shareholder)

PLEASE SIGN AND RETURN THIS PROXY PROMPTLY. Joint owners should each sign personally. Administrators, trustees, guardians, attorneys or others signing in a representative capacity should indicate the capacity in which they sign.